Exhibit 99.1
For Immediate Release	Contact: AF1 Public Relations
September 9, 2019	702-908-0018
www.growcapitalinc.com

Grow Capital Shows Commitment To FinTech Acquisitions

Despite market volatility, company is confident in long-term business model and issued shares to continue mission

Henderson, NV  — Grow Capital, Inc (OTCPK:GRWC) (GRWC) after clearing all regulatory time and filing requirements today filed an 8-K with the Securities and Exchange Commission to announce the Company completed the increase of the authorized capital of the Company to 550,000,000 shares consisting of 500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock. Of the authorized shares, 77 million have been issued to the former Bombshell Technologies shareholders as completion of the acquisition consideration.

This increase allows the acquisition consideration of Bombshell Technologies to be completed and gives the company resources to continue its mission to acquire companies with a clear FinTech niche and strong leadership and grow them into powerhouses.

 “While the markets fluctuate we remain committed to building a solid umbrella company of profitable groups in the financial services niche,” said CEO Jonathan Bonnette. “This share issuance gives investors evidence that we are committed to our business model and confident in our long-term plan despite current market volatility.”

The Charter Amendment to increase the authorized shares was approved by the Company’s Board of Directors on July 23, 2019 and recommended to the Company’s stockholders and stockholders holding a majority of the outstanding shares of the Company’s stock approved the Charter Amendment effective July 25, 2019. Since that date, the Company has cleared related SEC and State disclosure, filing and time requirements

“We identified our first acquisition in the FinTech space and are proud to welcome Bombshell Technologies to the GRWC family,” said CEO Jonathan Bonnette. “Our share increase will allow us to continue negotiations with other companies that fit our mission.”

Bombshell Technologies provides software to several massive financial services organizations and leads the way on innovative industry-specific solutions for sales teams and management.

About Grow Capital, Inc: Grow Capital, Inc is a publicly traded company listed under the symbol GRWC.  Formally Grow Condos, we have announced new leadership, rebranded, relocated our headquarters and have expanded into acquiring and developing the best professional technology and financial services companies.

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Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital, Inc’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words ”seek”, “grow” “plan” and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital, Inc’s filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website.